Exhibit 99.1

Walker & Dunlop Announces Change of Place of

2020 Annual Meeting of Stockholders

Bethesda, Maryland – April 20, 2020 – Walker & Dunlop, Inc. (NYSE: WD) today announced a change in the place of its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, May 14, 2020, at 10:00 a.m., Eastern Daylight Time, due to the public health risks and associated stay at home orders related to the coronavirus pandemic. The Annual Meeting will be held by remote communication only, in a virtual meeting format. Stockholders will not be able to attend the Annual Meeting in person. As described in the proxy materials previously distributed in connection with the Annual Meeting, only stockholders at the close of business on March 13, 2020, the record date, are entitled to vote at the Annual Meeting.

Stockholders can attend the Annual Meeting at www.meetingcenter.io/269882278 and login by entering their 15-digit control number. The Annual Meeting password is WD2020. Instructions on how to locate or receive a control number can be found in the proxy statement supplement filed by the Company with the Securities and Exchange Commission on April 20, 2020. Once admitted, stockholders will be able to participate in the meeting, submit questions or vote by following the instructions that will be available on the meeting website. The items of business to be considered at the Annual Meeting are the same as set forth in the meeting notice previously mailed or made available to stockholders.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 800+ professionals in 40 offices across the nation have an unyielding commitment to client satisfaction.

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